UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15d of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):     January 5, 2009

WILMINGTON TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14659	51-0328154

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Wilmington Trust Corporation Rodney Square North 1100 North Market Street Wilmington, Delaware	19890

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:     (302) 651-1000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments
Wilmington Trust Corporation (the “Company”) completed its fourth quarter loan review on January 5, 2009, and determined that it expects to record an increase in its provision for loan losses for the fourth quarter of 2008. In addition, the Company may record a non-cash charge during the 2008 fourth quarter for other-than-temporary impairments of trust-preferred securities. The Company expects to announce 2008 fourth quarter and full-year results on January 30, 2009.
Increase in provision for loan losses
The Company expects to record a provision for loan losses of approximately $67 million for the 2008 fourth quarter. The expected increase reflects changes in the status of loans in the commercial and industrial, commercial real estate/construction, and consumer loan portfolios. It is caused by a variety of factors, most not determined until late in the quarter, including an economic environment that deteriorated rapidly, downgrades in internal risk ratings, reductions in appraised values, higher levels of charge-offs, and an increase in nonperforming loans.
Of the estimated $67 million:
•	Approximately 22% is associated with previously identified substandard and watchlisted commercial credits that deteriorated further in the 2008 fourth quarter.

•	Approximately 31% is due to downgrades of commercial credits that previously held pass ratings.

•	Approximately 14% is due to increases in reserves for pass-rated commercial credits based on deteriorating economic trends during the quarter.

•	Approximately 33% is associated with consumer credits.
The Company expects net charge-offs for the 2008 fourth quarter to be approximately $25 million, which would result in a quarterly net charge-off ratio of approximately 26 basis points. For the 2008 full year, the Company expects net charge-offs to be approximately $52 million and the net charge-off ratio to be approximately 56 basis points.

The Company expects the 2008 full-year provision for loan losses to be approximately $115 million. The Company expects the reserve for loan losses at December 31, 2008, to be approximately $157 million, or approximately 1.6% of total loans outstanding.
Other-than-temporary impairment charge
At September 30, 2008, the Company’s portfolio of trust-preferred securities (“TruPS”) had an original cost basis of $326 million and an estimated fair value of $208 million. All were considered temporarily impaired as of that date.
During the 2008 fourth quarter, Moody’s Investors Service downgraded certain TruPS in the portfolio to below investment grade. Ratings by other rating services on these securities remained above investment grade.
The downgraded securities had an original cost basis of approximately $119 million and a market value of approximately $71 million at September 30, 2008. The downgrades increase the potential for these securities to become other-than-temporarily impaired (“OTTI”). Such a determination would require the Company to record a non-cash OTTI charge in an amount that reflects any decrease in valuations. The Company currently is evaluating projected cash flows and other factors to estimate fair market valuations for all of the TruPS in the investment portfolio, and is unable at this time to estimate the amount of an OTTI charge for the 2008 fourth quarter.
Forward-looking statements
This Form 8-K may contain forward-looking statements that reflect our current expectations about our performance. These statements rely on a number of assumptions and estimates and are subject to various risks and uncertainties that could cause our actual results to differ from our expectations. Factors that could affect our financial results include, among other things, changes in national or regional economic conditions; changes in market interest rates; significant changes in banking laws or regulations; increased competition in our businesses; higher-than-expected credit losses; the effects of acquisitions; the effects of integrating acquired entities; a substantial and permanent loss of either client accounts and/or assets under management at Wilmington Trust and/or our affiliate money managers, Cramer Rosenthal McGlynn and Roxbury Capital Management; changes in the market values of securities in our investment portfolio; unanticipated changes in regulatory, judicial, or legislative tax treatment of business transactions; and economic uncertainty created by unrest in other parts of the world.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WILMINGTON TRUST CORPORATION
Date: January 7, 2009	By:	/s/ Ted T. Cecala
		Name:	Ted T. Cecala
		Title:	Chairman of the Board and Chief Executive Officer (Authorized officer)

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